                                                                     EXHIBIT 4.1


                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT


         This Amendment No. 1 to Rights Agreement (this "Amendment") is made effective as of the 22nd day of December 2000. This Amendment is an amendment to the Rights Agreement, dated as of February 24, 1999 (the "Rights Agreement"), between Pennaco Energy, Inc., a Nevada corporation, which has been succeeded to by merger by Pennaco Energy, Inc., a Delaware corporation, and Harris Trust and Savings Bank, as rights agent ("Harris Trust"), which has been succeeded to by Computershare Investor Services, L.L.C., as rights agent (the "Rights Agent").

                                    RECITALS

         WHEREAS, Pennaco Energy, Inc., a Nevada corporation ("Pennaco Nevada"), originally entered into the Rights Agreement with the Rights Agent on February 24, 1999; and

         WHEREAS, on May 16, 2000 Pennaco Nevada merged with and into Pennaco Energy, Inc., a Delaware corporation (the "Company") and wholly-owned subsidiary of Pennaco Nevada, for purposes of effecting a reincorporation of Pennaco Nevada to Delaware (the "Merger"); and

         WHEREAS, in accordance with Section 2.1 of the Agreement and Plan of Merger between Pennaco Nevada and the Company relating to the Merger, the Company, as the survivor of the Merger, succeeded to all rights and obligations of Pennaco Nevada and the Rights were converted into equivalent Rights with respect to the Company; and

         WHEREAS, effective July 1, 2000, Computershare Investor Services, L.L.C., a Delaware limited liability company, succeeded to the stock transfer business of Harris Trust, as a result of which, pursuant to Section 19 of the Rights Agreement, it became the Rights Agent for purposes of the Rights Agreement; and

         WHEREAS, the parties wish to amend the Rights Agreement to the extent necessary to reflect such succession; and

         WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended and supplemented from time to time, the "Merger Agreement") dated as of December 22, 2000 with Marathon Oil Company, an Ohio corporation ("Marathon"), and Marathon Oil Acquisition 1, Ltd., a Delaware corporation ("Sub"), under which, among other things, Sub will commence a tender offer (the "Offer") for all outstanding shares of the Company's Common Stock (as defined in the Rights Agreement) on the terms set forth in the Merger Agreement; and

         WHEREAS, Marathon is a wholly owned subsidiary of USX Corporation, a Delaware corporation; and

         WHEREAS, the Board of Directors of the Company has determined that the Offer, the merger of Sub with and into the Company (the "Merger") and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and

         WHEREAS, the Board of Directors of the Company has found that it is in the best interest of the Company and its stockholders, and has deemed it necessary and desirable, to amend the Rights Agreement pursuant to and in compliance with Section 27 thereof to exempt the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, from the application of the Rights Agreement; and


         WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent also wish to amend the Rights Agreement to correct a provision that may be defective or inconsistent with other provisions in the Rights Agreement as set forth herein;

         NOW THEREFORE, the parties hereto agree as follows:

         Section 1.   Amendments.

         (a) Section 1(a) of the Rights Agreement (the definition of Acquiring Person) is amended by adding to the end thereof the following:

         In addition, notwithstanding the first sentence of this definition, none of USX Corporation, a Delaware corporation ("USX"), Marathon Oil Company, an Ohio corporation ("Marathon"), Marathon Oil Acquisition 1, Ltd., a Delaware corporation ("Sub") or their respective Affiliates and Associates, shall be deemed to be an Acquiring Person by reason of any beneficial ownership of shares of Common Stock acquired by virtue of the execution and delivery of, or pursuant to and in accordance with the transactions specifically contemplated by, the Agreement and Plan of Merger dated as of December 22, 2000 among the Company, Marathon and Sub (as may be amended and supplemented from time to time with the approval of the Board of Directors of the Company, the "Merger Agreement"), including the acquisition by Sub of shares of Common Stock pursuant to the Offer (as defined therein) or the consummation of the Merger (as defined therein). Each of the execution, delivery and performance by Marathon and Sub of the Merger Agreement, the public announcement of the intention of Marathon and Sub to commence the Offer in accordance with the Merger Agreement, and the commencement and consummation of the Offer in accordance with the Merger Agreement, the Merger and the other transactions specifically contemplated by the Merger Agreement is referred to herein as an "Exempt Event."

         (b)    Section 1(i) (the definition of Company) is amended to read:
"'Company'means Pennaco Energy, Inc., a Delaware corporation."

         (c) Section 1(aa) (the definition of Rights Agent) is amended to read: "'Rights Agent' means Computershare Investors Services, L.L.C., a Delaware limited liability company."

         (d) Section 1(ah) of the Rights Agreement (the definition of Stock Acquisition Date) is amended to add the following proviso at the end of such
Section: "; provided, however, that no Exempt Event shall cause or result in a Stock Acquisition Date."

         (e) Section 3(a) of the Rights Agreement is amended to add at the end of such Section the following: "Notwithstanding the foregoing, no Exempt Event shall cause or result in a Distribution Date."

         (f) Section 7(a) of the Rights Agreement is amended to add to the end of such Section the following:

         and (iv) the purchase by Sub of shares of Common Stock pursuant to the Offer, provided such purchase is effected in compliance with the terms of the Merger Agreement.

         (g) To correct a provision in Section 7(b) of the Rights Agreement so as to make that Section consistent with the remainder of the Rights Agreement, the portion of Section 7(b) that reads "The Purchase Price for each whole share of Common Stock . . ." is amended to read "The Purchase Price for each one-half share of Common Stock. . . "

         (h) References in Sections 19 and 21 of the Rights Agreement to the term "corporation" shall be deemed to include a limited liability company.

         (i)   Section 21 of the Rights Agreement is amended as follows:


               Delete the sentence that begins on page 48 with "Any successor Rights Agent . . ." and ends on page 48 with ". . . combined capital and surplus of at least $50,000,000." and replace it with:

               Any successor Rights Agent, whether appointed by the Company or by such a court, shall be: (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by a federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000; or (b) an Affiliate controlled by a corporation, limited liability company or entity described in clause
         (a) of this sentence.

         (j) Section 26 of the Rights Agreement is amended to replace the address of the Rights Agent therein with the following:

               Computershare Investor Services, LLC
               Two North LaSalle Street, 3rd Floor
               Chicago, Illinois 60602
               Attention:  Relationship Manager

         (k) Section 29 of the Rights Agreement is amended to add at the end of such Section the following:

         Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any registered holder of a Rights Certificate or Common Stock or any other Person any legal or equitable right, remedy or claim under this Agreement in connection with any transaction contemplated by the Merger Agreement.

         (l) References throughout the Rights Agreement to Harris Trust as the former Rights Agent shall be deemed to refer to Computershare Investors Services, L.L.C. as successor Rights Agent.

         Section 2.   Remainder of Agreement Not Affected. Except set forth in
Section 1 hereof, the terms and provisions of the Rights Agreement remain in full force and effect and are hereby ratified and confirmed.

         Section 3. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         Section 4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.



Attest:                                   PENNACO ENERGY, INC.


By: /s/ Bryan G. Hassler                  By: /s/ Glen C. Warren, Jr.
    -------------------------------           ------------------------------
Name:  Bryan G. Hassler                   Name:  Glen C. Warren, Jr.
Title: Vice President - Marketing &       Title: CFO & EVP
       Transportation



Attest:                                   HARRIS TRUST AND SAVINGS BANK,
                                          as former Rights Agent


By: /s/ Geraldine Janiec                  By: /s/ Martin J. McHale, Jr.
    -----------------------------------       ---------------------------------
Name:  Geraldine Janiec                   Name:  Martin J. McHale, Jr.
Title: Notary Public                      Title: VP



Attest:                                   COMPUTERSHARE INVESTOR
                                          SERVICES, L.L.C., as Rights Agent


By: /s/ Thomas J. Blatchford              By: /s/ Tod C. Shafer
    ----------------------------------        ----------------------------------
Name:  Thomas J. Blatchford               Name:  Tod C. Shafer
Title: Notary Public                      Title: Client Services Manager